    EXHIBIT 10.20
EXECUTION VERSION

Published CUSIP Numbers:
Deal: 87613JAN4
Revolver: 87613JAP9

364-DAY CREDIT AGREEMENT

dated as of October 18, 2023

among

TARGET CORPORATION,
as Borrower

THE BANKS LISTED HEREIN,

THE CO-DOCUMENTATION AGENTS LISTED HEREIN,

BANK OF AMERICA, N.A.,
as Administrative Agent

CITIBANK, N.A.,
as Syndication Agent

BOFA SECURITIES, INC.,
CITIBANK, N.A.,
J.P. MORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

ARTICLE 1
DEFINITIONS
Section 1.01    Definitions    1
Section 1.02    Accounting Terms and Determinations    14
Section 1.03    Interest Rates    15
ARTICLE 2
THE CREDITS
Section 2.01    Commitments to Lend    15
Section 2.02    Borrowings; Continuations and Conversions of Loans    15
Section 2.03    Notice to Banks; Funding of Loans    17
Section 2.04    Reserved    17
Section 2.05    Repayment of Loans    17
Section 2.06    Interest Rates    17
Section 2.07    Facility Fee    19
Section 2.08    Optional Termination or Reduction of Commitments    19
Section 2.09    Mandatory Termination of Commitments    19
Section 2.10    Optional Prepayments    19
Section 2.11    General Provisions as to Payments    20
Section 2.12    Funding Losses    21
Section 2.13    Computation of Interest and Fees    21
Section 2.14    Taxes    21
Section 2.15    Change of Control; Offer of Prepayment    25
Section 2.16    Increase in Combined Commitments.    27
Section 2.17    Term Out Option.    28
Section 2.18    Defaulting Banks.    28
Section 2.19    Evidence of Debt    30
ARTICLE 3
CONDITIONS
Section 3.01    Effectiveness    30
Section 3.02    Borrowings    31

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Section 4.01    Corporate Existence and Power; Investment Company Status    32
Section 4.02    Corporate and Governmental Authorization; No Contravention    32
Section 4.03    Binding Effect    32
Section 4.04    Financial Information    32
Section 4.05    Litigation    32
Section 4.06    Compliance with ERISA    33
Section 4.07    Payment of Taxes    33
Section 4.08    Affected Financial Institution    33
Section 4.09    OFAC    33
Section 4.10    Anti-Corruption Laws    33
Section 4.11    Full Disclosure    33
Section 4.12    Covered Entity    34
ARTICLE 5
COVENANTS
Section 5.01    Information    34
Section 5.02    Maintenance of Property    36
Section 5.03    Conduct of Business and Maintenance of Existence    36
Section 5.04    Compliance with Laws    36
Section 5.05    Consolidations, Mergers and Sale of Assets    36
Section 5.06    [Reserved]    37
Section 5.07    Limitation on Secured Debt    37
Section 5.08    Leverage Ratio    37
Section 5.09    Use of Proceeds    37
Section 5.10    Sanctions    37
Section 5.11    Anti-Corruption Laws    37
ARTICLE 6
DEFAULTS
Section 6.01    Events of Default    38
Section 6.02    Notice of Default    39
Section 6.03    Application of Funds    39

ARTICLE 7
THE AGENT, THE CO-DOCUMENTATION AGENTS AND THE SYNDICATION AGENT
Section 7.01    Appointment and Authorization    40
Section 7.02    Agent and Affiliates    40
Section 7.03    Action by Agent    41
Section 7.04    Consultation with Experts    41
Section 7.05    Liability of Agent    41
Section 7.06    Indemnification    41
Section 7.07    Credit Decision    42
Section 7.08    Successor Agent    42
Section 7.09    Agent’s Fee    42
Section 7.10    Co-Documentation Agents and Syndication Agent    42
Section 7.11    Defaults    42
Section 7.12    Recovery of Erroneous Payments.    43
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.01    Inability to Determine Rates.    43
Section 8.02    Illegality    45
Section 8.03    Increased Cost and Reduced Return    46
Section 8.04    Base Rate Loans Substituted for Affected Term SOFR Loans    47
ARTICLE 9
MISCELLANEOUS
Section 9.01    Notices    48
Section 9.02    No Waivers; Enforcement    49
Section 9.03    Expenses; Indemnification    49
Section 9.04    Sharing of Set-Off    50
Section 9.05    Amendments and Waivers    51
Section 9.06    Successors and Assigns    51
Section 9.07    Collateral    55
Section 9.08    Replacement of Banks    55
Section 9.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.    56
Section 9.10    Counterparts; Integration    57

Section 9.11    Confidentiality    57
Section 9.12    No Advisory or Fiduciary Responsibility    58
Section 9.13    Electronic Execution; Electronic Records; Counterparts    58
Section 9.14    USA PATRIOT Act Notice    59
Section 9.15    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    59
Section 9.16    Acknowledgement Regarding Any Supported QFCs    60

EXHIBIT A    Form of Note    A-1
EXHIBIT B Form of Commitment Increase Agreement     B-1
EXHIBIT C Form of Added Bank Agreement    C-1
EXHIBIT D    Opinion of In-house Counsel for the Borrower    D-1
EXHIBIT E    Opinion of Outside Counsel for the Borrower    E-1
EXHIBIT F    Form of Assignment and Assumption Agreement    F-1
EXHIBIT G    Form of Notice of Borrowing     G-1
EXHIBIT H    Form of Notice of Loan Prepayment    H-1
EXHIBIT I-1    Form of U.S. Tax Compliance Certificate – Foreign Banks (Not Partnerships)    I-1
EXHIBIT I-2    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)    I-2
EXHIBIT I-3    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)    I-3
EXHIBIT I-4    Form of U.S. Tax Compliance Certificate – Foreign Banks (Partnerships)    I-4

Schedule 1.01(a) Certain Addresses for Notice

Schedule 1.01(b) Initial Commitments and Applicable Percentages

v

364-DAY CREDIT AGREEMENT
THIS 364-DAY CREDIT AGREEMENT, dated as of October 18, 2023, is among TARGET CORPORATION, a Minnesota corporation, the BANKS listed on the signature pages hereof, the CO-DOCUMENTATION AGENTS and SYNDICATION AGENT listed herein and BANK OF AMERICA, N.A., as Administrative Agent.
The Borrower has requested that the Banks provide a 364-day revolving credit facility, and the Banks are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. The following terms, as used herein, have the following meanings:
“Accounts Receivable” means those amounts due to a Person that would be categorized as “accounts receivable” in accordance with generally accepted accounting principles.
“Added Bank” has the meaning set forth in Section 2.16 (a).
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Agent” means Bank of America, N.A. in its capacity as Administrative Agent for the Banks hereunder, and its successors in such capacity.
“Aggregate Commitments” means the Commitments of all the Banks.
“Agreement” means this 364-Day Credit Agreement as the same may be amended or restated from time to time in accordance with the terms hereof.
“Applicable Margin” has the meaning set forth in Section 2.06(d).
“Applicable Percentage” means with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Bank’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the Commitment of each Bank to make Loans has been terminated pursuant to Section 6.01 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Bank shall be determined based on the Applicable Percentage of such Bank most recently in effect, giving effect to any subsequent assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

The initial Applicable Percentage of each Bank is set forth opposite the name of such Bank on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.
“Approved Fund” means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is administered or managed by (x) a Bank, (y) an affiliate of a Bank or (z) an entity or an affiliate of an entity that administers or manages a Bank.
“Arrangers” means BofA Securities, Inc., Citibank, N.A., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and U.S. Bank National Association, each in its capacity as a joint lead arranger hereunder, and their successors in such capacity.
“Assignee” has the meaning set forth in Section 9.06(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.
“Benefited Bank” has the meaning set forth in Section 9.04.
“Borrower” means Target Corporation, a Minnesota corporation, and its successors.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Banks pursuant to Section 2.02. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans, and a “Term SOFR Borrowing” is a Borrowing comprised of Term SOFR Loans).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Lending Office is located.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” has the meaning set forth in Section 2.15.
“CME” means CME Group Benchmark Administration Limited.
“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, each in its capacity as a co-documentation agent hereunder, and their successors in such capacity.
“Commitment” means, with respect to each Bank, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the name of such Bank opposite the name of such Bank on Schedule 1.01(b) or pursuant to any Assignment and Assumption Agreement, as such amount may be reduced from time to time pursuant to Section 2.08 or 2.09, or may be increased at any time pursuant to Section 2.16, the aggregate amount of which at the Effective Date is $1,000,000,000.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
“Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to January 30, 2021 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.
“Convertible Preferred Stock” means all preferred stock of the Borrower that is convertible into a fixed number of shares of common stock of the Borrower at the option of the holder.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Finance Lease Obligations of such Person, (v) any obligation of the types described in the foregoing clauses (i)-(iv) that is secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, and (vi) any obligation of the types described in the foregoing clauses (i)-(v) that is Guaranteed by such Person.
“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debt Rating” means a rating of the Borrower’s long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If a Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Bank” means, subject to Section 2.18(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Bank any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.18(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Bank promptly following such determination.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
“Events of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.08) or (ii) such Bank changes its Lending Office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Fee Letter” means that certain fee letter dated as of September 20, 2023 among the Borrower, the Agent and BofA Securities.
“Finance Lease Obligations” means all obligations of a Person as lessee which are recognized as finance leases pursuant to ASC 842 accounting guidance, as reflected in the Borrower’s most recently available financial statements.
“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay, or advance or supply funds for the purchase or payment of, such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“HMT” has the meaning set forth in the definition of “Sanctions”.
“Increased Commitment Date” has the meaning set forth in Section 2.16(b).
“Increasing Bank” has the meaning set forth in Section 2.16(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intercompany Debt” means Debt owed by the Borrower and/or one or more of its Subsidiaries or any trust the beneficiary of which is controlled by the Borrower to the Borrower and/or one or more of its Subsidiaries or any trust the beneficiary of which is controlled by the Borrower.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan, the date of prepayment of such Loan and the Termination Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Termination Date or the date that all outstanding principal amounts hereunder are paid in full and all Commitments are terminated.
“Interest Period” means, with respect to each Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending one, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:
(a)    any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and
(c)    any Interest Period commencing prior to the Termination Date which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lending Office” means, with respect to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate. Unless the context otherwise requires each reference to a Bank shall include its applicable Lending Office.
“Level I Status” exists at any date if at such date, the Borrower is at Level I in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level II Status” exists at any date if at such date the Borrower is at Level II in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level III Status” exists at any date if at such date the Borrower is at Level III in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level IV Status” exists at any date if at such date the Borrower is at Level IV in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Level V Status” exists at any date if, at such date the Borrower is at Level V in the chart appearing in the definition of Applicable Margin as a result of its Debt Ratings as determined in accordance with such definition.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor under any conditional sale agreement or other title retention agreement relating to such asset, but excluding any asset held under a bona fide consignment arrangement. For the purpose of clarity, the term “Lien” shall exclude any encumbrance arising under or in respect of a lease.

“Loan” means a Base Rate Loan or a Term SOFR Loan and “Loans” means Base Rate Loans or Term SOFR Loans or any combination of the foregoing.
“Loan Documents” has the meaning ascribed thereto in Section 9.02.
    “Material Debt” means Debt (other than (i) Debt incurred hereunder and (ii) Intercompany Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $200,000,000.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02, which in either case shall be substantially in the form of Exhibit G or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced by this Agreement, or sold or assigned an interest in any Loan or this Agreement).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.08).
“Parent” means, with respect to any Bank, any Person controlling such Bank.
“Participant” has the meaning set forth in Section 9.06(b).

“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Platform” has the meaning set forth in the last paragraph of Section 5.01.
“Posting Website” has the meaning set forth in Section 9.01.
“Rating Agency” means S&P or Moody’s.
“Recipient” means the Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Registered Public Accounting Firm” has the meaning specified in the federal securities laws.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s affiliates.
“Required Banks” means at any time Banks having in the aggregate more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, Banks holding in the aggregate more than 50% of the aggregate unpaid principal amount of the Loans; provided that the Commitment of, and the portion of the aggregate unpaid principal amount of the Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Rescindable Amount” has the meaning set forth in Section 2.11(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01 or as described below, the secretary or any assistant secretary of the Borrower, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Agent, Borrower will provide an incumbency certificate as to the authority of any Responsible Officer executing any document delivered under this Agreement.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Significant Subsidiary” means a “Significant Subsidiary” of the Borrower, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10% (10.000 basis points).
“Status” means, at any date, whichever of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at such date.
“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
“Successor Rate” has the meaning ascribed thereto in Section 8.01.
“Syndication Agent” means Citibank, N.A., in its capacity as a syndication agent of the credit facility hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, then Term SOFR shall be deemed to be 0.00% for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Termination Date” means October 16, 2024.
“Total Capitalization” means, at any date, the sum (without duplication) of (i) the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries plus (ii) the net amount of Convertible Preferred Stock as reflected in the consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries plus (iii) Total Finance Liabilities, all determined as of such date.
“Total Finance Liabilities” means, at any date, the sum of (i) all Debt of the Borrower and its Consolidated Subsidiaries, plus (ii) total operating lease liabilities of the Borrower and its Consolidated Subsidiaries, as calculated in accordance with ASC 842 accounting guidance, as reflected in the Borrower’s most recently available financial statements.
“Total Outstandings” means the aggregate outstanding amount of all Loans.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(e)(ii)(3).
“Voting Stock” means capital stock of any class or classes (however designated) having voting power for the election of directors of the Borrower, other than stock having such power only by reason of the happening of a contingency.
“Withholding Agent” means the Borrower and the Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred with by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (provided that for the purpose of calculating covenant compliance under Article 5, the effect of FASB ASC Topic 815 shall not be applied); provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect for purposes of this Agreement immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.
Section 1.03    Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any rate or the effect of any of the foregoing, or of any Conforming Changes.
ARTICLE 2
THE CREDITS
Section 2.01    Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time after the Effective Date and prior to the Termination Date in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing of Loans under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in a lesser amount to the extent that the aggregate amount available in accordance with Section 3.02(b) is less than these requirements) and shall be made from the several Banks ratably in proportion to their Applicable Percentages; provided, however, that after giving effect to any such Borrowing of Loans, the Total Outstandings shall not exceed the aggregate Commitments of all Banks on the date of such Borrowing. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Termination Date under this Section.
Section 2.02    Borrowings; Continuations and Conversions of Loans.
(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Agent not later than (x) 1:00 P.M. (New York City time) on the date of each Base Rate Borrowing, and (y) 11:00 A.M. (New York City time) on the second Business Day before each Term SOFR Borrowing, continuation of a Term SOFR Borrowing or conversion of a Term SOFR Borrowing to a Base Rate Borrowing or conversion of a Base Rate Borrowing to a Term SOFR Borrowing. Each Borrowing of, conversion to or continuation of Loans shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)). Each Borrowing shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day or a Business Day, as applicable), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the requested Loans will be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation of any Term SOFR Loans, then the applicable Loans shall be converted to, Term SOFR Loans having an Interest Period of one (1) month. Any such automatic conversion to Term SOFR Loans having an Interest Period of one (1) month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any Notice of Borrowing, but fails to specify an Interest Period, it shall be deemed to have specified an Interest Period of one (1) month.
(b)    Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Banks, and the Required Banks may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.
(c)    Notice of Interest Rates. The Agent shall promptly notify the Borrower and the Banks of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Banks of any change in Bank of America’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.
(d)    Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.
(e)    Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Bank.
(f)    With respect to SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Banks reasonably promptly after such amendment becomes effective.

Section 2.03    Notice to Banks; Funding of Loans.
(a)    Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Agent shall notify each Bank of the details of any automatic conversion to Term SOFR Loans having an Interest Period of one (1) month described in Section 2.02(a).
(b)    Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section 2.03) make available its share of such Borrowing, in immediately available funds, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address.
(c)    Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate or the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make available its share of any Borrowing shall not relieve any other Bank of its corresponding obligation to do so on the date when due, and no Bank shall be responsible for the failure of any other Bank to so make its share available.
Section 2.04    Reserved.
Section 2.05    Repayment of Loans. The Borrower shall repay to the Banks on the Termination Date the aggregate principal amount of all Loans outstanding on such date, together with interest accrued thereon.
Section 2.06    Interest Rates.
(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Base Rate for such day. Such interest shall be payable in arrears on each Interest Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.
(b)    Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus Term SOFR for such Interest Period. Such interest shall be payable in arrears on each Interest Payment Date.
(c)    Any overdue principal of or interest on any Term SOFR Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Margin for such day plus Term SOFR applicable to such Loan and (ii) the sum of the Applicable Margin for such day plus Term SOFR as of such day applicable to such Loan amount for a presumed one-month Interest Period (or if such amount due remains unpaid more than three Business Days, then for a presumed six-month Interest Period), or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.
(d)    The “Applicable Margin” with respect to any Term SOFR Loan or Base Rate Loan at any date is the applicable percentage amount set forth below in the applicable column, which shall be (i) determined based upon the Debt Rating as specified below and (ii) applicable to all Term SOFR Loans and Base Rate Loans existing on and after the first date a specific Debt Rating is effective (the “Debt Rating Date”) and continuing until, but not including, the immediate next Debt Rating Date:

Level	Debt Rating	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to AA- by S&P or Aa3 by Moody’s	0.460%	0.000%
II	A+ by S&P or A1 by Moody’s	0.585%	0.000%
III	A by S&P or A2 by Moody’s	0.710%	0.000%
IV	A- by S&P or A3 by Moody’s	0.835%	0.000%
V	Equal to or less than BBB+ by S&P or Baa1 by Moody’s	0.960%	0.000%

In the event that the Debt Ratings assigned by S&P and Moody’s differ, the Applicable Margin shall be determined by reference to the rating level having the higher Debt Rating unless such ratings are more than one level apart, in which case the rating level that is one tier below the higher of the two ratings shall determine the Applicable Margin.

The final Debt Rating level by which the Applicable Margin is determined is referred to herein as a “Level”.
In the event that either S&P or Moody’s (but not both) shall not make a Debt Rating, the above calculations of the Applicable Margin shall be made based on (i) the rating provided by S&P or Moody’s, whichever shall then maintain a current Debt Rating, and (ii) the Debt Rating provided by a nationally recognized securities rating agency selected by the Borrower and approved by the Agent, which shall be substituted for either S&P or Moody’s, as the case may be (the “Alternative Rating Agency”), and the Alternative Rating Agency’s equivalent rating levels shall be substituted for the Debt Rating levels of either S&P or Moody’s, whichever shall no longer then make the applicable Debt Rating.
Section 2.07    Facility Fee; Administrative Fee.
(a)    The Borrower shall pay to the Agent, for the account of each Bank in accordance with its Applicable Percentage, a facility fee equal to 0.04% of the Aggregate Commitments, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times while the Aggregate Commitments exist, including at any time during which one or more of the conditions in Section 3.02 is not met, and shall be due and payable quarterly in arrears as provided in clause (b) below.
(b)    Accrued fees under this Section shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December and on the Termination Date (and, if later, the date the Loans shall be repaid in their entirety).
    (c)    The Borrower shall pay to the Agent, for its own account, the annual administrative fee provided for in the Fee Letter.
Section 2.08    Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Business Days’ notice to the Agent, (a) terminate the Commitments at any time, if no Loans are outstanding at such time, or (b) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.
Section 2.09    Mandatory Termination of Commitments. The Commitments of each Bank shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
Section 2.10    Optional Prepayments.
(a)    The Borrower may, upon notice to the Agent pursuant to delivery to the Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, subject to Section 2.12; provided that, unless otherwise agreed by the Agent, (A) such notice must be received by the Agent not later than 12:00 noon (New York City time) (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; and (B) any prepayment of Loans shall be in a principal amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such Notice of Loan Prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayment of principal of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.12. Subject to Section 2.18, each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.
(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
Section 2.11    General Provisions as to Payments.
(a)    The Borrower shall make each payment of principal of and interest on, the Loans and of fees hereunder, not later than 1:00 p.m. (New York City time) on the date when due, in immediately available funds, without set-off, deduction, recoupment or counterclaim, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Term SOFR Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month or occurs after the Termination Date, in which case the date for payment thereof shall be the next preceding Business Day.
(b)    With respect to any payment that the Agent makes for the account of the Banks hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Banks severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Bank or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

Section 2.12    Funding Losses. If the Borrower makes any payment of principal with respect to any Term SOFR Loan (pursuant to Sections 2.10, 2.15, Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Term SOFR Loans after notice has been given to any Bank in accordance with Section 2.03(a), or if any Bank shall be required to assign to any other Bank any portion of a Loan pursuant to Section 2.16(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
Section 2.13    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14    Taxes.
(a)    Defined Terms. For purposes of this Section 2.14, the term “applicable Law” includes FATCA.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with appliable Law, and if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnifications.
(i)    The Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The Borrower shall also, and does hereby indemnify the Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Bank for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 2.14(d)(ii) below.
(ii)    Each Bank shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Agent against any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Agent and the Borrower, as applicable, against any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register (as defined in such Section) and (C) the Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent or the Borrower in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement against any amount due to the Agent under this clause (d)(ii).
(e)    Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.
(f)    Status of Banks; Tax Documentation.
(i)    Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Bank that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 and any other applicable documents certifying that such Bank is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or

W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Bank under the Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the

Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Bank agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Bank, or have any obligation to pay to any Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all of obligations under this Agreement.
Section 2.15    Change of Control; Offer of Prepayment.
(a)    If a Change of Control shall occur (i) the Borrower shall, within ten days after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three

Business Days’ notice to the Borrower and the Agent, given not later than 60 days after receipt of such notice of Change of Control, terminate its Commitment, which shall thereupon be terminated, and declare all of the outstanding Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts (including, without limitation, amounts payable under Section 2.12) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For the purpose of this Section, a “Change of Control” shall occur if, during any period of 12 consecutive months, (I) a majority of the directors of the Borrower shall be Persons other than Persons (A) who were directors of the Borrower on the first day of such period, (B) whose election or nomination as a director of the Borrower was approved by individuals referred to in clause (A) constituting at the time of such election or nomination at least a majority of the Board of Directors, or (C) whose election or nomination as a director of the Borrower was approved by individuals referred to in clauses (A) or (B) above or this clause (C) constituting at the time of such election or nomination at least a majority of the Board of Directors or (II) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more in voting power of the outstanding Voting Stock.
(b)    If any event or condition shall occur under any agreement, indenture or instrument relating to any Material Debt (other than an event or condition arising due to the Borrower’s exercise of an optional right to prepay, redeem, purchase or defease), which event or condition has the effect of requiring an offer of prepayment, redemption, purchase or defeasance to be made to the holders of such Material Debt (a “Prepayment Offer”), (i) the Borrower will, within ten days after the first day that such event or condition occurs, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three Business Days’ notice to the Borrower and the Agent, given not later than 60 days after receipt of such notice of Prepayment Offer, terminate its Commitment, which shall thereupon be terminated, and declare all of the outstanding Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts (including, without limitation, amounts payable under Section 2.12) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 2.16    Increase in Combined Commitments.
(a)    The Borrower shall have the right, without the consent of the Banks, subject to the terms of this Section 2.16, to effectuate from time to time, at any time prior to the then effective Termination Date, an increase in the combined Commitments under this Agreement by adding to this Agreement one or more other banks or other financial institutions reasonably acceptable to the Agent and the Borrower and qualifying as an Assignee hereunder, who shall, upon completion of the requirements of this Section 2.16 constitute “Banks” hereunder (an “Added Bank”), or by allowing one or more Banks in their sole discretion to increase their respective Commitments hereunder (each an “Increasing Bank”), so that such added and increased Commitments shall equal the increase in Commitments effectuated pursuant to this Section 2.16; provided that (i) there shall not be any increased Commitment or any added Commitment, unless the aggregate increase or addition to be effected is at least $25,000,000, (ii) no increase in or added Commitments pursuant to this Section 2.16 shall result in combined Commitments exceeding $1,500,000,000, (iii) no Bank’s Commitment shall be increased under this Section 2.16 without the consent of such Bank, and (iv) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to such increased or added Commitment. The Borrower shall deliver or pay, as applicable, to the Agent not later than ten Business Days prior to any such increase in Commitments each of the following items with respect to each Added Bank and Increasing Bank:
(i)    a written notice of Borrower’s intention to increase the combined Commitments pursuant to this Section 2.16, which shall specify each Added Bank and Increasing Bank, if any, the changes in amounts of Commitments that will result, and such other information as is reasonably requested by the Agent;
(ii)    documents in the form of Exhibit B or Exhibit C, as may be required by the Agent, executed and delivered by each Added Bank and each Increasing Bank, pursuant to which it becomes a party hereto or increases its Commitment, as the case may be;
(iii)    if requested by the applicable Bank, Notes or replacement Notes, as the case may be, executed and delivered by Borrower; and
(iv)    a non-refundable processing fee of $3,500 with respect to each Added Bank or Increasing Bank for the sole account of the Agent.
(b)    Upon receipt of any notice referred to in clause (a)(i) above, the Agent shall promptly notify each Bank thereof. Upon execution and delivery of such documents and the payment of such fee (the “Increased Commitment Date”), each such Added Bank shall constitute a “Bank” for all purposes under this Agreement and related documents without any acknowledgment by or the consent of the other Banks, with a Commitment as specified in such documents, or such Bank’s Commitment shall increase as specified in such documents, as the case may be. Immediately upon the effectiveness of the addition of such Added Bank or the increase in the Commitment of such Increasing Bank under this Section 2.16, (i) the respective pro rata shares of the Banks shall be deemed modified as appropriate to correspond to such changed combined Commitments, and (ii) if there are at such time outstanding any Loans, each Bank whose pro rata share has been decreased as a result of the increase in the combined Commitments shall be deemed to have assigned, without recourse, to each Added Bank and Increasing Bank such portion of such Bank’s Loans as shall be necessary to effectuate such adjustment in pro rata shares. Each Increasing Bank and Added Bank (x) shall be deemed to have assumed such portion of such Loans and (y) shall fund to each other Bank on the Increased Commitment Date the amount of Loans assigned by it to such Bank. The Borrower agrees to pay to the Banks on demand any and all amounts to the extent payable pursuant to Section 2.12 as a result of any such prepayment of Loans occasioned by the foregoing increase in Commitments and the reallocation of the pro rata shares.
(c)    This section shall supersede any provisions in Section 9.06(b) to the contrary.
Section 2.17    Term Out Option.
The Borrower may, upon notice to the Agent not later than the Termination Date, elect to convert all of the Loans outstanding on the Termination Date in effect at such time into “term loans” in which case the outstanding Loans shall not be due on the Termination Date and shall instead be due and payable on the first anniversary of the Termination Date, with the effect that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, all references in this Agreement and each other Loan Document to the Termination Date (other than as set forth in this Section 2.17) shall thereafter be deemed to refer to the date that is the first anniversary of the Termination Date; provided that (a) the Borrower shall have delivered an officer’s certificate dated as of the Termination Date certifying (x) that representations and warranties contained in Article IV are true and correct in all material respects on and as of such date (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), (b) no Default shall have occurred and be continuing and (c) the Borrower shall have paid to the Agent for the account of the Banks a fee in the amount equal to (x) 0.50% multiplied by (y) the aggregate outstanding principal amount of all Loans so converted. All Loans converted into “term loans” pursuant to this Section 2.17 shall continue to constitute Loans under this Agreement and the other Loan Documents (i) except that the Borrower may not reborrow such Loans pursuant to Section 2.01 after all or any portion of such Loans shall have been prepaid pursuant to Section 2.10 and no new Loans may be borrowed on or after the Termination Date and (ii) the Borrower may prepay such Loans in whole or in part at any time without premium or penalty in accordance with Section 2.10.
Section 2.18    Defaulting Banks.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.05.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 9.04, but excluding any amounts received from the Borrower under Section 2.03(c)), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, however, notwithstanding the foregoing clauses first through sixth, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Bank shall be entitled to receive any facility fee pursuant to Section 2.07 for any period during which that Bank is a Defaulting Bank only to extent allocable to the outstanding principal amount of Loans funded by it (and the Borrower shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Bank).
(b)    Defaulting Bank Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in proportion to their respective Commitments, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
Section 2.19    Evidence of Debt. The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its obligations hereunder. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
ARTICLE 3
CONDITIONS
Section 3.01    Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):
(a)    receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);
(b)    receipt by the Agent for the account of each Bank requesting such, of a duly executed Note dated on or before the Effective Date;
(c)    receipt by the Agent of an opinion of Don H. Liu, Executive Vice President and Chief Legal & Compliance Officer of the Borrower, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(d)    receipt by the Agent of an opinion of Faegre Drinker Biddle & Reath LLP, outside counsel for the Borrower, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
(e)    receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, if any, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

(f)    receipt by the Agent of a certificate signed by the treasurer or assistant treasurer of the Borrower certifying that since January 28, 2023, there shall not have occurred any material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole; and
    (g)    timely receipt by the Agent of a notice of termination of the commitments     under the Borrower’s 364-Day Credit Agreement dated as of October 25, 2022.
Without limiting the generality of the provisions of Section 7.05, for purposes of determining compliance with the conditions specified in this Section 3.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.
Section 3.02    Borrowings. The obligation of any Bank to honor any Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) is subject to the satisfaction of the following conditions:
(a)    receipt by the Agent of a Notice of Borrowing as required by Section 2.02;
(b)    the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;
(c)    the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
(d)    the fact that (i) the representations and warranties of the Borrower contained in this Agreement that are qualified by materiality are true and correct, and (ii) the representations and warranties of the Borrower contained in this Agreement that are not qualified by materiality are true and correct in all material respects, in each case on and as of the date of such Borrowing (except the representations and warranties set forth in Section 4.04 shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively, and the representations and warranties set forth in Section 4.05 shall not be required).
Each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in clauses (b), (c) and (d) of this Section have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
Section 4.01    Corporate Existence and Power; Investment Company Status. Each of the Borrower and each of its Significant Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business in each jurisdiction where, in light of the nature of the business transacted or the property owned by it, such qualification is necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to result in a material adverse effect on the business, financial position or results of operations of the Borrower and its Significant Subsidiaries taken as a whole. The Borrower is not nor is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 4.02    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable Law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 4.03    Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, if any, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower in each case enforceable in accordance with their respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.
Section 4.04    Financial Information. The consolidated statements of financial position of the Borrower and its Consolidated Subsidiaries as of January 28, 2023 and the related consolidated statements of results of operations, cash flows and shareholders’ investment for the fiscal year then ended, reported on by Ernst & Young, LLP and set forth in the Borrower’s Form 10-K for the fiscal year then ended, a copy of which has been delivered to each of the Banks, fairly present, in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
Section 4.05    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or any Note.
Section 4.06    Compliance with ERISA. The Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it, and each Plan is otherwise in compliance with the applicable provisions of ERISA, except in each case, as could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole.
Section 4.07    Payment of Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended January 30, 2021. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which, to the best of the Borrower’s knowledge, are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (i) as could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, and (ii) for any such taxes which are being contested in good faith by appropriate proceedings and against which the Borrower in its judgment has set aside adequate reserves in accordance with generally accepted accounting principles.
Section 4.08    Affected Financial Institution. The Borrower is not an Affected Financial Institution.
Section 4.09    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Significant Subsidiaries, any director, officer, or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. Neither Borrower nor any of its Subsidiaries is located, organized or resident in a Designated Jurisdiction, except, in each case, as authorized by the applicable Sanctions authority or not prohibited by any Sanction.
Section 4.10    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 4.11    Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified; provided, however, that any projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agent and the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
Section 4.12    Covered Entity. The Borrower is not a Covered Entity, as defined in Section 9.16.
ARTICLE 5
COVENANTS
The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Loan or other amounts hereunder shall remain unpaid:
Section 5.01    Information. The Borrower will deliver to each of the Banks:
(a)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and shareholders’ investment for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young, LLP or other Registered Public Accounting Firm of recognized national standing selected by the Borrower or other independent public accountants of nationally recognized standing;
(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case, as applicable, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;
(c)    within 15 days after the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07 to 5.08, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(d)    [Reserved];

(e)    within 15 days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(f)    within 15 days after the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(g)    within 15 days after the filing thereof copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;
(h)    written notice setting forth the facts and relevant information if and when, except in each case, as could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, the Borrower or any Subsidiary (i) fails to fulfill their obligations, if any, under the minimum funding standards of ERISA with respect to any Plan; (ii) engages in any material nonexempted “prohibited transaction” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code; (iii) fails to comply with the Pension Funding Rules; (iv) terminates or permits the termination of any “employee pension benefit plan,” as defined in Section 3 of ERISA and covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Internal Revenue Code; or (v) engages in a “withdrawal” or “partial withdrawal,” as defined in Section 4203 or 4205 of ERISA from a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA;
(i)    promptly following, and in any event within ten days of any change in a Debt Rating by any Rating Agency, notice thereof; and
(j)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.
Reports, financial statements and other materials required to be delivered by the Borrower pursuant to subsections (a), (b), (f) and (g) of this Section 5.01 shall be deemed to have been delivered on the date on which the Borrower posts such reports, financial statements or other materials (including reports containing such financial statements or other materials), on its website on the Internet at corporate.target.com or on the SEC’s website at www.sec.gov.
The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak and/or another similar electronic system (the “Platform”) pursuant to Section 9.01 and (b) none of the Banks will be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) no Borrower Materials are to be made available to Public

Lenders, (x) all Borrower Materials shall be treated as private and may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; and (y) the Agent and the Arrangers shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Section 5.02    Maintenance of Property. The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole.
Section 5.03    Conduct of Business and Maintenance of Existence. Except as permitted by Section 5.05, the Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect its respective corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, neither the Borrower nor any Significant Subsidiary shall be required to preserve any such right, privilege or franchise if the Borrower shall determine in good faith (a) that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or any Significant Subsidiary or (b) the loss thereof will not be disadvantageous in any material respect to the Borrower.
Section 5.04    Compliance with Laws. Except where the failure to do so would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, the Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Laws, rules, regulations and orders where material to the assets or operations of the Borrower or any such Subsidiary, such compliance to include, without limitation, paying before the same become delinquent all taxes, fees, assessments and other governmental charges imposed upon it or upon its property except to the extent any such taxes, fees, assessments or other governmental charges are being contested in good faith by appropriate proceedings and adequate reserves in the judgment of the Borrower therefor have been established on the books of such Person in accordance with generally accepted accounting principles.
Section 5.05    Consolidations, Mergers and Sale of Assets. The Borrower will not (a) dissolve or liquidate, (b) merge with or into, or consolidate with, any other Person, (c) dissolve or liquidate any Subsidiary or permit the merger or consolidation of any Subsidiary into or with any other Person unless the Borrower shall determine in good faith (i) that any such transaction is in the best interests of the Borrower or (ii) such transaction will not be disadvantageous in any material respect to the Borrower, or (d) sell, convey or transfer all or substantially all of its property and assets to any other Person; provided, however, that (x) any Person may be merged with or into, or consolidated with, the Borrower if the Borrower is the surviving corporation, and (y) the Borrower may merge with or into, or consolidate with, another corporation or sell, convey or transfer its properties and assets substantially as an entity to any Person if the corporation formed by such consolidation or into which the Borrower is merged, or the Person which acquires by sale, conveyance or transfer the properties and assets of the Borrower substantially as an entity, shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume by a supplemental agreement hereto, executed and delivered to the Agent in form reasonably satisfactory to the Agent, the full and timely performance and observance of every covenant and agreement contained herein, including but not limited to the payment of the principal and interest provided herein, on the part of the Borrower to be performed or observed, in each case if immediately after giving effect to such merger, consolidation, sale, conveyance or transfer, no Default would occur and be continuing.
Section 5.06    [Reserved].
Section 5.07    Limitation on Secured Debt. The Borrower will not permit, at the end of any fiscal quarter, the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, secured by Liens (other than (a) Liens on Accounts Receivable, (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently or within 120 days after the acquisition or completion of construction thereof or (c) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of any banking or financial institution arising as a matter of law or pursuant to any contractual agreement with the Borrower encumbering deposits) to exceed 20% of Consolidated Tangible Net Worth.
Section 5.08    Leverage Ratio. The Borrower will not, at the end of any fiscal quarter of the Borrower, permit the ratio of (a) Total Finance Liabilities to (b) Total Capitalization to be greater than or equal to 0.75 to 1.00.
Section 5.09    Use of Proceeds. The proceeds of the Loans made under this Agreement will be used, directly or indirectly, by the Borrower for its general corporate purposes. None of such proceeds will be used in a manner which violates Regulation U.
Section 5.10    Sanctions. Borrower shall not directly or, to the knowledge of Borrower, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Arranger, Agent or otherwise) of Sanctions.
Section 5.11    Anti-Corruption Laws. Borrower shall not directly or, to the knowledge of Borrower, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE 6
DEFAULTS
Section 6.01    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a)    the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within five Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;
(b)    the Borrower shall fail to observe or perform any covenant contained in Sections 5.05 through 5.09, inclusive;
(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;
(d)    any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    (i) the Borrower or any of its Subsidiaries shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal or interest of principal in respect of any Material Debt or (ii) any other breach or default (or other event or condition, other than (x) any offer of prepayment (mandatory or optional) or payment upon acceptance of the offer; (y) Borrower’s exercise of an optional right to prepay, redeem, purchase or defease or (z) a scheduled mandatory prepayment), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any Material Debt, if the effect of such breach or default (or such other event or conditions) is to cause such Material Debt to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;
(f)    the Borrower or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(g)    an involuntary case or other proceeding shall be commenced against the Borrower or any of its Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(h)    the Borrower or any Subsidiary, with respect to any Plan, shall (i) engage in any nonexempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code, (ii) fail to comply with the Pension Funding Rules, (iii) terminate or permit the termination of any “employee pension benefit plan,” as defined in Section 3 of ERISA, in a manner which shall result in the imposition of a Lien on the property of the Borrower or such Subsidiary pursuant to Section 4068 of ERISA or (iv) engage in a “withdrawal” or “partial withdrawal,” as defined in Section 4203 or 4205 of ERISA, from a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, provided that no occurrence described in this Section 6.01(h) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences, plus the aggregate outstanding amount secured by all such Liens shall exceed $200,000,000 (or its equivalent in any other currency); or
(i)    a judgment or order for the payment of money in excess of $200,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be rendered against the Borrower or any of its Subsidiaries and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
then, and in every such event, the Agent shall, if requested by the Required Banks, (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Borrower declare the unpaid principal amount of all outstanding Loans (together with accrued interest thereon and all other fees pursuant to Section 2.07 or 2.12 owing or payable hereunder) to be, and the unpaid principal amount of all outstanding Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the unpaid principal amount of all outstanding Loans (together with accrued interest thereon and all other fees pursuant to Section 2.07 or 2.12 owing or payable hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 6.02    Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
Section 6.03    Application of Funds. After the exercise of remedies provided herein or at law (or after the Loans have automatically become immediately due and payable as set forth in

Section 6.01), any amounts received on account of the Borrower’s obligations hereunder will, subject to Section 2.18, be applied by the Agent in the following order:
First, to payment of that portion of such obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 2.14 and Section 8.03) payable to the Agent in its capacity as such;
Second, to payment of that portion of such obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including fees, charges and disbursements of counsel to the respective Banks and amounts payable under Section 2.14 and Section 8.03), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of such obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of such obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of such obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE 7
THE AGENT, THE CO-DOCUMENTATION AGENTS
AND THE SYNDICATION AGENT
Section 7.01    Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes, if any, as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
Section 7.02    Agent and Affiliates. Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of America and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder. The Banks acknowledge that, pursuant to such activities, Bank of America or its affiliates may receive information regarding the Borrower or its affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.

Section 7.03    Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein, and the Agent shall not be a trustee or fiduciary for any Bank; the term “Agent” is used solely as a matter of market custom to connote an administrative relationship among independent contracting parties. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
Section 7.04    Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 7.05    Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks or all Banks, as the case may be, or (b) in the absence of its own gross negligence or willful misconduct and in no event shall any such Person be liable for special, consequential, punitive or indirect damages. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, the Notes, if any, or any other instrument or writing furnished in connection herewith. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be required to initiate or conduct any litigation or collection proceedings under this Agreement or the Notes, if any. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
Section 7.06    Indemnification. Each Bank shall, ratably in accordance with its Commitment (determined at the time such indemnification is sought), indemnify the Agent, its affiliates and their respective directors, officers, agent and employees (to the extent not reimbursed by the Borrower) from and against all Indemnified Liabilities, as defined in Section 9.03(b) (except such as result from such indemnitees’ gross negligence or willful misconduct; provided, however, that no action taken in accordance with directions of the Required Banks or, in the case of an action expressly requiring the consent of all of the Banks, with the directions of all of the Banks, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section), that such indemnitees may suffer or incur in connection with this Agreement or as a result of any action taken or omitted by such indemnitees hereunder. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share (determined at the time such reimbursement is sought) of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel, including the allocated costs of internal legal services) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the repayment of all Loans and the resignation of the Agent.
Section 7.07    Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Co-Documentation Agent, the Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Co-Documentation Agent, the Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
Section 7.08    Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall thereafter be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
Section 7.09    Agent’s Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.
Section 7.10    Co-Documentation Agents and Syndication Agent. Nothing in this Agreement shall impose on any Co-Documentation Agent or the Syndication Agent, in its capacity as such, any duties or obligations whatsoever, nor shall any Co-Documentation Agent or the Syndication Agent, in its capacity as such be deemed to have any fiduciary relationship with any Bank.
Section 7.11    Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 7.05 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

Section 7.12    Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Bank, whether or not in respect of an obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Bank receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Bank in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Bank irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Bank promptly upon determining that any payment made to such Bank comprised, in whole or in part, a Rescindable Amount.
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.01    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 8.01(b), and the circumstances under clause (i) of Section 8.01(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Agent or the Required Banks determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Borrower and each Bank.
Thereafter, (x) the obligation of the Banks to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Banks described in clause (ii) of this Section 8.01(a), until the Agent upon instruction of the Required Banks) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, shall be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii)

any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Banks notify the Agent (with, in the case of the Required Banks, a copy to the Borrower) that the Borrower or Required Banks (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six-month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 8.01(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 8.01 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to the Agent written notice that such Required Banks object to such amendment.
The Agent will promptly (in one or more notices) notify the Borrower and each Bank of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate shall be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Banks reasonably promptly after such amendment becomes effective.
Section 8.02    Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Loans whose interest rate is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, (a) the obligation of such Bank to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Bank notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Term SOFR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Term SOFR Loan, together with accrued interest thereon. Concurrently with prepaying each such Term SOFR Loan, the Borrower shall, subject to Section 2.01, borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Term SOFR Loans of the other Banks), and such Bank shall make such a Base Rate Loan.
Section 8.03    Increased Cost and Reduced Return.
(a)    If on or after the date hereof in the case of any Loan or any obligation to make Loans, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:
(i)    shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Term SOFR Loans, its Note, if any, or its obligation to make Term SOFR Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Term SOFR Loans or any other amounts due under this Agreement in respect of its Term SOFR Loans or its obligation to make Term SOFR Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located) and except for any U.S. federal withholding taxes imposed under FATCA; or
(ii)    shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, or insurance assessment or shall impose on any Bank (or its Lending Office) any other condition affecting its Term SOFR Loans, its Note, if any, or its obligation to make Term SOFR Loans;
and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making, converting to, continuing or maintaining any Term SOFR Loan (or maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note, if any, with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)    If any Bank shall have determined that, after the date hereof the adoption of any applicable Law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law contemplated by the foregoing clauses (a) and (b) of this Section 8.03, regardless of the date enacted, adopted or issued.
(d)    Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
Section 8.04    Base Rate Loans Substituted for Affected Term SOFR Loans. If (a) the obligation of any Bank to make, maintain or convert to Term SOFR Loans has been suspended pursuant to Section 8.02 or (b) any Bank has demanded compensation under Section 8.03 and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
(x)    all Loans which would otherwise be made, maintained or converted by such Bank as Term SOFR Loans shall be made, maintained or converted instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Term SOFR Loans of the other Banks), and

(y)    after each of its Term SOFR Loans has been repaid or converted, all payments of principal which would otherwise be applied to repay such Term SOFR Loans shall be applied to repay its Base Rate Loans instead.
ARTICLE 9
MISCELLANEOUS
Section 9.01    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, (or, facsimile number (if any) or email address) set forth on Schedule 1.01(a), (b) in the case of any Bank, at its address (or facsimile number or email address) set forth in its Administrative Questionnaire or (c) in the case of any party, such other address (or, facsimile number or email address) as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and receipt of such facsimile is confirmed, either orally or in writing by return facsimile to the transmitting party at the facsimile number specified in this Section, by the party receiving such transmission, (iii) if given by email, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.
Notwithstanding any other provision of this Section 9.01, in the case of any communication required by Section 5.01, in addition to the methods of delivery described above, any such communication may be delivered electronically by the posting of such financial statements, reports, officer’s certificates or other information to the Platform or, in the case of information required under Sections 5.01(a), (b), (f) and (g) only, such information (to the extent any such documents are included in material filed with the SEC), shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a) (the “Posting Website”) or on the SEC’s website or (b) on which such documents are posted on the Borrower’s behalf on the Platform. Upon the initial establishment of the Platform, the Agent shall give notice to each Bank of the URL for the Posting Website in writing by mail or facsimile transmission as described above.
The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent

Parties”) have any liability to the Borrower, any Bank, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party, as determined by a final nonappealable judgment of a court of competent jurisdiction.
Section 9.02    No Waivers; Enforcement. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Notwithstanding anything to the contrary contained herein or in any other document, instrument or agreements evidencing, securing or relating to this Agreement (together with this Agreement, collectively, the “Loan Documents”), the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.02 for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Bank from exercising setoff rights in accordance with Section 9.04, or (c) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a bankruptcy or insolvency proceeding relative to the Borrower.
Section 9.03    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent, including reasonable and documented fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Agent and each Bank, including reasonable and documented fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, and other enforcement proceedings resulting therefrom.
(b)    The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents, attorneys and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder (the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to any claim not involving an act or omission of the Borrower or any of its subsidiaries or affiliates brought by an Indemnitee against another Indemnitee (other than against the Agent in its capacity as such), and further provided that no Indemnitee shall be indemnified for any U.S. federal withholding taxes imposed under FATCA. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through internet, Posting Website or other similarly available electronic media in connection with the electronic posting of financial statements, certificates, reports or other information to a Posting Website as provided for in Section 9.01 hereof unless such Indemnitee has engaged in gross negligence or willful misconduct.
(c)    To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
Section 9.04    Sharing of Set-Off. Each Bank agrees that if it shall, by exercising any right of set-off, recoupment, counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loans held by such other Bank, the Bank receiving such proportionately greater payment (the “Benefited Bank”) shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefited Bank or is repaid in whole or in part by such Benefited Bank in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest; further provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, in the event that any Defaulting Bank shall exercise any such right of setoff, recoupment, counterclaim or otherwise, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the obligations under this Agreement owing to such Defaulting Bank as to which it exercised such right of setoff, recoupment, counterclaim or otherwise.
Section 9.05    Amendments and Waivers. Any provision of this Agreement or the Notes, if any, may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall: (a) increase, decrease or extend the Commitment of any Bank (except for (i) a ratable decrease in the Commitments of all Banks, (ii) any increase in Commitments made pursuant to, and in compliance with, Sections 2.16 and 2.17, as applicable, and (iii) any extension made pursuant to, and in compliance with, Section 2.17) or subject any Bank to any additional obligation, without the written consent of such Bank; (b) reduce the principal of or rate of interest on any Loan or any fees or margins hereunder (subject to the second proviso to this Section 9.05), without the written consent of each Bank directly affected thereby (provided, however, that only the consent of the Required Banks shall be necessary (i) to amend the rate payable as default interest hereunder or to waive any obligation of the Borrower to pay interest at such default rate, or (ii) to amend Section 5.07 or 5.08 (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder); (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the Termination Date (except pursuant to and in compliance with Section 2.17 hereof), without the written consent of each Bank directly affected thereby; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, without the written consent of each Bank; (e) consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement, without the written consent of each Bank; or (f) amend, modify or waive Section 6.03, Section 9.04 or this Section 9.05 without the written consent of each Bank; provided further, however, that the Fee Letter and any other fee letter relating hereto may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended nor principal amounts owing to such Defaulting Bank forgiven or reduced, or the final maturity thereof extended without the consent of such Bank, and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.
Section 9.06    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of subsection (c) and (d) of this Section, (ii) by way of participation in accordance with the provisions of subsection (b) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) or (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Bank may at any time grant to one or more banks, Approved Funds or other institutions (other than a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b) or (c) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 and Section 2.14 with respect to its participating interest to the same extent as if it were a Bank (and it being understood that the documentation required under Section 2.14 shall be required to be delivered to the participating Bank); provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participating interest shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participating interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Bank may at any time assign to one or more banks, Approved Funds or other institutions (other a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank) (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and its Notes, if any, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto (an “Assignment and Assumption Agreement”) executed by such Assignee and such transferor Bank, with and subject to the subscribed consents of the Agent and (so long as an Event of Default has not occurred and is continuing) the Borrower, which consents shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that no interest may be assigned by a Bank pursuant to this subsection (c) in an amount less than $15,000,000 unless (A) such lesser amount constitutes all of such assigning Bank’s Commitment, or (B) the Agent and (so long as an Event of Default has not occurred and is continuing) the Borrower, in its sole discretion, otherwise consent to a lesser amount. Notwithstanding the foregoing, if an Assignee is an affiliate of a Bank or a Bank, (x) the subscribed consents of the Borrower and the Agent shall not be required and (y) the limitations set forth above shall not be applicable. In all cases, any assignment to any Approved Fund requires the consent of the Borrower, which shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) and no further consent or action by any party shall be required, but the transferor Bank shall continue to be entitled to the benefits of Article 8 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. Except as otherwise provided herein, in connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500, unless waived by the Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.14.
The Agent, acting solely for this purpose as an Agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s principal office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register as to the identity of the Banks and their respective Commitments shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to this Agreement is pending, any Bank wishing to consult with other Banks in connection therewith may request and receive from the Agent a copy of the Register.
(d)    In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in proportion to its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
(e)    Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note, if any, to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
(f)    No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(g)    Notwithstanding anything to the contrary contained herein, any Bank that is an Approved Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for the holders of obligations owed, or securities issued, by such Approved Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of Section 9.06(c), (i) no such pledge shall release the pledging Bank from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under this Agreement, including but not limited to rights to approve amendments, waivers or other modifications of any provision of this Agreement, even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(h)    No such assignment shall be made (A) to the Borrower or any of the Borrower’s affiliates or Subsidiaries, (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
Section 9.07    Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section 9.08    Replacement of Banks. (a) If any Bank requests compensation under Section 8.03, or if the obligation of any Bank to make Term SOFR Loans has been suspended pursuant to Section 8.02, or if any Bank is a Defaulting Bank, or if any Bank is a Non-Extending Bank for any extension of the Termination Date, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate without unreasonable delay, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Agent the assignment fee specified in Section 9.06(c) (except as otherwise provided herein); provided that any Defaulting Bank shall pay to the Agent the assignment fee specified in Section 9.06(c);
(ii)    such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation by a Bank under Section 8.03, such assignment will result in a reduction in such compensation or payments that would otherwise result thereafter; and
(iv)    such assignment does not conflict with applicable Laws.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(b)    In the event any Bank fails to approve any amendment, waiver or consent requested by the Borrower pursuant to Section 9.05 that has received the written approval of not less than the Required Banks but also requires the approval of such Bank (any such Bank, a “Restricted Bank”), so long as no Default or Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment (in an amount not less than the entire amount of such Restricted Bank’s Commitment) from one or more Banks or Assignees to become a Bank for all purposes hereunder (such Bank or Banks referred to as the “Replacement Bank”), the Borrower may cause such Restricted Bank to be replaced by, and to assign all its rights and obligations under this Agreement (including its Commitment and its outstanding Loans) pursuant to Section 9.06 to, such Replacement Bank. Such Restricted Bank agrees to execute and to deliver to the Agent one or more Assignment and Assumption Agreements with such Replacement Bank as provided in Section 9.06 upon payment at par of all principal, accrued interest, accrued fees and other amounts accrued or owing under this Agreement to such Restricted Bank, and such Replacement Bank shall pay to the Agent the assignment fee specified in Section 9.06(c) in connection with such assignment. The Restricted Bank making such assignment will be entitled to compensation for any expenses or other amounts which would be owing to such Restricted Bank pursuant to any indemnification provision hereof (including, if applicable, Section 2.12) as if the Borrower had prepaid the Loans of such Bank (and terminated its Commitment, if applicable) rather than such Restricted Bank having assigned its interest hereunder.
(c)    In each case of clause (a) and (b) above, the Agent shall distribute an amended schedule of Commitments, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Banks and adjustments of their respective Commitments and/or shares thereof resulting from any such replacement.
(d)    This section shall supersede any provision in Section 9.05 to the contrary.
Section 9.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.10    Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 9.11    Confidentiality. Each Bank agrees to exercise all reasonable efforts to keep any Information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such Information (a) to any of its affiliates or any other Bank or affiliate thereof, (b) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such Information in accordance with customary banking practices and who receive such Information having been made aware of the restrictions set forth in this Section, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank or its affiliates, (e) as required by any applicable Law, rule or regulation, (f) to any other Person if reasonably necessary to the administration of the credit facility provided herein, (g) which has been publicly disclosed, (h) to the extent reasonably required in connection with any litigation to which the Agent, any Bank, the Borrower or their respective affiliates may be a party, (i) to the extent reasonably required in connection with the exercise of any remedy hereunder, (j) to such Bank’s legal counsel and independent auditors, (k) with the prior written consent of the Borrower, (l) subject to an agreement containing provisions substantially the same as those of this Section 9.11 (i) to any actual or proposed Participant or Assignee of all or part of its rights hereunder, or (ii) to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (m) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facility provided hereunder, or (ii) the provider of any Platform or other electronic delivery service used by the

Agent, to deliver Borrower Materials or notice to the Banks or (n) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring CUSIP numbers or other market identifiers in respect to the credit facilities provided hereunder. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary thereof or any of their respective business, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 9.12    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Banks are arm’s-length commercial transactions between the Borrower and its affiliates, on the one hand, and the Agent, the Arrangers and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, the Arrangers and the Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its affiliates, or any other Person and (B) neither the Agent, any Arranger nor any Bank has any obligation to the Borrower or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers, the Banks and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and neither the Agent nor any Arranger nor any Bank has any obligation to disclose any of such interests to the Borrower or any of its affiliates.
Section 9.13    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the parties hereto and each of the Agent and each Bank agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Banks may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an

Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Banks shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any party hereto and/or any Bank without further verification and (b) upon the request of the Agent or any Bank, any Electronic Signature shall be promptly followed by such manually executed counterpart.
The Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 9.14    USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 9.15    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under any this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.16    Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provide support, through a guarantee or otherwise, for any “swap” or hedging agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.16, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:

    TARGET CORPORATION

By: /s/ Pam Tomczik
Name:    Pam Tomczik
Title:    Senior Vice President and Treasurer

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

AGENT:

BANK OF AMERICA, N.A.

By: /s/ Steven Gazzillo
Name: Steven Gazzillo
Title: Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

    BANKS:

    BANK OF AMERICA, N.A.

By: /s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title:    Managing Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

CITIBANK, N.A.

By: /s/ Michael Vondriska
Name: Michael Vondriska
Title:    Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A.

By: /s/ James Kyle O’Donnell
Name: James Kyle O’Donnell
Title:    Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Walker Higgins
Name: Walker Higgins
Title:    Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mark D. Rodgers
Name: Mark D. Rodgers
Title:    Senior Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

BARCLAYS BANK PLC

By: /s/ Ritam Bhalla
Name: Ritam Bhalla
Title:    Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By: /s/ Douglas Darman
Name: Douglas Darman
Title: Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

GOLDMAN SACHS BANK USA

By: /s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Andrew Wulff
Name: Andrew Wulff
Title:    Senior Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

MIZUHO BANK, LTD.

By: /s/ Tracy Rahn
Name: Tracy Rahn
Title:    Executive Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

ROYAL BANK OF CANADA

By: /s/ Julia Ivanova
Name: Julia Ivanova
Title:    Authorized Signatory

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ Rosa Pritsch
Name: Rosa Pritsch
Title:    Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By: /s/ Victoria Roberts
Name: Victoria Roberts
Title:    Authorized Signatory

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: /s/ Jessica Remacle
Name: Jessica Remacle
Title:    Vice President

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

THE BANK OF NOVA SCOTIA

By: /s/ Todd Kennedy
Name: Todd Kennedy
Title:    Managing Director

TARGET CORPORATION
364 Day Credit Agreement
Signature Page

STATE STREET BANK AND TRUST COMPANY

By: /s/ Crystal Bremberger
Name: Crystal Bremberger
Title:    Vice President
TARGET CORPORATION
364 Day Credit Agreement
Signature Page